Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by United Acquisition Corp. I of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a member of the board of directors of United Acquisition Corp. I in the Registration Statement and any and all amendments and supplements. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 2, 2025

By:	/s/ Johnny DeStefano
Johnn DeStefano